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                (MEREDITH, CARDOZO, LANZ & CHIU LLP LETTERHEAD)



The Board of Directors
Logic Devices Incorporated:


We consent to the use of our report included herein, dated March 2, 1998, relating to the consolidated balance sheets of Logic Devices Incorporated (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedules for each of the years in the three-year period ended December 31, 1997.



Meredith, Cardozo, Lanz & Chiu LLP
San Jose, California
March 24, 1998